Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

October 21, 2003

Realty Income Corporation

220 West Crest Street

Escondido, California 92025-1707

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance by the Company of up to 2,875,000 shares (the “Shares”) of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), including up to 375,000 Shares subject to an underwriters’ over-allotment option, to be issued by the Company pursuant to a Purchase Agreement, dated as of October 16, 2003 (the “Purchase Agreement”), by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Wachovia Capital Markets, LLC, RBC Dain Rauscher Inc., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., and Ferris, Baker Watts, Incorporated (collectively, the “Underwriters”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.                The Registration Statement on Form S-3 (Registration No. 333-102073), and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

2.                The Prospectus, dated January 2, 2003 (the “Base Prospectus”), as supplemented by a Prospectus Supplement, dated October 16, 2003 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3.                The Company's report on Form 8-K in connection with the Purchase Agreement (the "Form 8-K"), filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended;

4.                The charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

5.                The Bylaws of the Company (the “Bylaws”), certified as of a recent date by an officer of the Company;

6.                Resolutions adopted by the Board of Directors of the Company relating to (a) the sale, issuance and registration of the Shares, including the price thereof and (b) the execution, delivery and performance of the Purchase Agreement, certified as of a recent date by an officer of the Company;

7.                The Purchase Agreement, certified as of a recent date by an officer of the Company;

8.                A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

9.                A certificate executed by an officer of the Company, dated as of a recent date; and

10.              Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.                Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party (other than the Company) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.                All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information as to matters of fact (but not legal conclusions on matters on which we opine) contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any of the provisions of any of the Documents, by action or omission of the parties or otherwise.

5.                The Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.                The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.                The Shares have been duly authorized, and when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the purchase price therefor specified in the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Form 8-K and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP